Exhibit 5.1

May 7, 2009

Evercore Partners Inc.

55 East 52nd Street

38th Floor

New York, New York 10055

Ladies and Gentlemen:

We have acted as counsel to Evercore Partners Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (1) the issuance by the Company of up to 11,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of the Company (the “Company Shares”) and (2) the sale by certain selling stockholders of up to an aggregate of 11,000,000 shares of Class A Common Stock that are (A) issued and outstanding (the “Stockholder Shares”) or (B) issuable by the Company (the “Exchange Shares” and, together with the Company Shares and the Stockholder Shares, the “Shares”) upon exchange of partnership units (the “Partnership Units”) of Evercore LP, a Delaware limited partnership, pursuant to the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”). The Shares may be issued, sold or delivered, as the case may be, from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to such prospectus and pursuant to Rule 415 under the Securities Act.

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We have examined the Registration Statement. We also have examined the originals, or duplicates, or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have also assumed that Stockholder Shares issued pursuant to the 2006 Evercore Partners Inc. Stock Incentive Plan have been issued and delivered in accordance with such plan.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	Assuming (a) the taking by the Board of Directors of the Company or a duly constituted and acting committee of such Board of Directors of all necessary corporate action to authorize and approve the issuance of the Company Shares and (b) due issuance and delivery of the Company Shares, upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company or a duly constituted and acting committee of such Board of Directors, the Company Shares will be validly issued, fully paid and nonassessable.

2.	The Stockholder Shares are validly issued, fully paid and nonassessable.

3.	When the Exchange Shares are issued in exchange for Partnership Units in accordance with the Certificate of Incorporation, the Exchange Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the

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Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP